Exhibit 4

[DEALER]

[ADDRESS]

[DATE]

Allergan Holdings B1, Inc.

5 Giralda Farms

Madison, NJ 07940

Allergan W.C. Holding Inc.

5 Giralda Farms

Madison, NJ 07940

Re: Master Confirmation: Post-paid Premium Share Forward Transactions

The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of one or more share forward transactions (each, a “Transaction”) that may be entered into from time to time among Allergan Holdings B1, Inc., a corporation organized under the laws of Delaware (“Counterparty”), Allergan W.C. Holding Inc., a corporation organized under the laws of Delaware (“Grantor”) and [DEALER] (“Dealer”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. Each such Transaction entered into between Dealer and Counterparty that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Exhibit A hereto (each, a “Supplemental Confirmation”), with such modifications as to which the parties mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below and evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation shall supplement, form a part of and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) agreement to which Dealer and Counterparty are parties.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation, (ii) this Master Confirmation, (iii) the Equity Definitions and (iv) the Agreement.

For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction.

1.    Set forth below are the general terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern the relevant Transaction:

General Terms:

Trade Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The American depositary shares, each representing one ordinary share, par value NIS 0.10 per share, of Teva Pharmaceutical Industries Limited (such issuer, the “Issuer” and such ordinary shares, the “Underlying Shares”) (Exchange Symbol: “TEVA”).

Number of Shares:	For each Transaction, as specified in the related Supplemental Confirmation.

Prepayment:	Not Applicable.

Variable Obligation:	Not Applicable.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Settlement Currency:	USD

Valuation:

Forward Price:	For each Transaction, an amount equal to the arithmetic average of the VWAP Prices for all Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below, plus the Premium.

Premium:	For each Transaction, as specified in the related Supplemental Confirmation.

VWAP Price:	For any Exchange Business Day, the per Share volume-weighted average price on such day as published on Bloomberg Page “TEVA <equity> AQR” or any successor page thereto or, if such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent using a volume-weighted methodology, if practicable.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction and ending on, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Termination Date:

For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for all or any portion of such Transaction (an “Accelerated Termination Date”) by delivering written notice (an “Acceleration Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Calculation Date immediately following the designated Accelerated Termination Date. Dealer shall specify in each Acceleration Notice the portion of the relevant Transaction that is subject to acceleration. In the case of an acceleration in respect of only a portion of such Transaction, the Calculation Agent shall make appropriate technical adjustments to the terms of such Transaction to reflect the partial settlement of the Number of Shares (including cumulative adjustments to take into account all prior Accelerated Termination Dates).

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is specified as a Calculation date in the related Supplemental Confirmation.

Scheduled Termination Date:	For each Transaction, as specified in the related Supplemental Confirmation.

First Acceleration Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “on any Calculation Date during the Calculation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs on a date that would otherwise be a Calculation Date, the Calculation Agent may, in order to maintain or unwind a commercially reasonable Hedge Position, postpone the Scheduled Termination Date and the First Acceleration Date by delivering notice in writing to Counterparty of such postponement and any related adjustments within one (1) Scheduled Trading Day of such Disrupted Day. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, and the Calculation Agent shall provide Counterparty notice of any such adjustments promptly following such partially Disrupted Day. Any Exchange Business Day on which, as of the Trade Date for the applicable Transaction, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day for purposes of such Transaction; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the Trade Date for such Transaction, then such Exchange Business Day shall be deemed to be a Disrupted Day in full for purposes of such Transaction.

If a Disrupted Day in full occurs during the Calculation Period for any Transaction, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day in full (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Settlement Terms:

Physical Settlement:	Applicable.

Settlement Date:	For each Transaction:

(a) in respect of any settlement for which the related Termination Date for such Transaction is the Scheduled Termination Date, the date that falls one Settlement Cycle following such Termination Date (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day); or

(b) in respect of any settlement for which the related Termination Date for such Transaction is the Accelerated Termination Date, the date that falls three Clearance System Business Days following such Termination Date.

Adjustments:

Potential Adjustment Events:	In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) any Permitted Block Sale occurs, (y) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above or (z) an Excess Volume Transaction occurs. In the case any event described in clause (x), (y) or (z) above occurs, and notwithstanding Section 11.2(c) of the Equity Definitions (as amended by this Master Confirmation), the Calculation Agent shall, in a commercially reasonable manner, adjust any relevant terms of such Transaction as necessary to account for the economic effect on such Transaction of such Permitted Block Sale, postponement or Excess Volume Transaction, as the case may be. “Excess Volume Transaction” means any Permitted Sale Transaction (as defined in Section 2(g)(iii) of this Master Confirmation) in which any sales of Shares in the aggregate exceed, on the relevant Exchange Business Day, [ ]% of the daily trading volume for the Shares on such Exchange Business Day as reported on Bloomberg page “TEVA US Equity HP” or any successor page thereto; provided, however, that if such day is a Disrupted Day, such Permitted Sale Transaction shall not be an Excess Volume Transaction.

No later than 6:00 p.m. New York City time on any day on which an Excess Volume Transaction occurs, Counterparty shall notify Dealer of the aggregate number of Shares sold by Counterparty on such day in the related Permitted Sale Transaction.

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Dividend:	In respect of any Transaction, (x) any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) for which the ex-dividend date occurs after the Trade Date for such Transaction and on or prior to the final Calculation Date for such Transaction (a “Dividend”) the amount or value of which differs from the Ordinary Dividend Amount for such Dividend, or (y) any Dividend for which an ex-dividend date occurs in any calendar quarter after the Trade Date for such Transaction and on or prior to the final Calculation Date for such Transaction and such ex-dividend date differs from the Scheduled Ex-Dividend Date occurring in such calendar quarter.

Ordinary Dividend Amount:	With respect to each Transaction, as specified in the related Supplemental Confirmation.

Scheduled Ex-Dividend Dates:	With respect to each Transaction, as specified in the related Supplemental Confirmation for each calendar quarter.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),”.

 Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable.

 Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or a Tender Offer shall be made without duplication in respect of any prior adjustment hereunder.

Nationalization, Insolvency or Delisting:	Cancellation and Payment. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any Tax and Stamp Tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions as if Increased Cost of Hedging applied only to such clause (Y) (but for avoidance of doubt, clause (Y) shall not include any costs arising by reason of transactions between Dealer and its affiliates).

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) or (B) above that is attributable solely to a deterioration in the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan

Rate:	[ ]

Loss of Stock Borrow:	Applicable.

Maximum Stock

Loan Rate:	[ ]

Hedging Party:	Dealer for all applicable Additional Disruption Events; provided that, when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the first proviso under “Calculation Agent” below, as if the Hedging Party were the Calculation Agent for purposes thereof.

Determining Party:	Dealer for all applicable Extraordinary Events and Additional Disruption Events; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the first proviso under “Calculation Agent” below, as if the Determining Party were the Calculation Agent for purposes thereof.

Non-Reliance:	Applicable.

 Agreements and

 Acknowledgments Regarding

Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

2.	ADDITIONAL TERMS:

(a) Additional Termination Event. The following event shall constitute an Additional Termination Event with respect to which the Transactions hereunder shall be the sole Affected Transactions, Counterparty shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement:

(i)     there occurs any “Event of Default” under the Margin Loan Agreement dated as of November 10, 2017, by and among Allergan Holdings B1, Inc., Allergan W.C. Holding Inc. and Allergan Finance, LLC, each as borrower, and JPMorgan Chase Bank, National Association, as lender (as it may be amended or modified from time to time, the “Margin Loan Agreement”), that results in the termination of the “Commitment” under the Margin Loan Agreement and the acceleration of all amounts payable thereunder.

(b) Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i)    If an Acquisition Transaction Announcement occurs after the Trade Date and on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make commercially reasonable adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with such Transaction and liquidity relevant to the Shares or to such Transaction (it being understood and agreed that the Calculation Agent (x) shall take into consideration the economic effect of any prior announcement in respect of such Acquisition Transaction and (y) shall reverse any earlier adjustment in whole or in part to the extent that it determines that such reversal is necessary to produce a commercially reasonable result because the earlier adjustment exceeded the adjustment necessary to account for the economic effect of such Acquisition Transaction Announcement)). In addition, if an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date, for any Transaction, the First Acceleration Date shall be the date of such occurrence.

(ii)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that, in each case, are reasonably likely to include an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction, or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). The term “announcement” as used in this definition of Acquisition Transaction Announcement means any public announcement by any entity or an affiliate or agent of any entity that is (or reasonably expects or is expected to become) party to the related Acquisition Transaction.

(iii)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “[        ]%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer (for purposes of this definition, the definition of Tender Offer shall be read with the reference therein to “10%” being replaced by “[        ]%”) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Issuer, (iv) any acquisition by Issuer or any of its subsidiaries where the aggregate consideration transferable by Issuer or its subsidiaries exceeds [        ]% of the market capitalization of Issuer (measured as of the relevant date of announcement), (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds [        ]% of the market capitalization of Issuer (measured as of the relevant date of announcement) or (vi) any transaction in which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise); provided that, notwithstanding the foregoing, it shall not constitute an Acquisition Transaction if the relevant transaction or event is solely between Issuer and one or more of Issuer’s wholly owned subsidiaries, or between one or more wholly owned subsidiaries of Issuer and one or more of Issuer’s other wholly owned subsidiaries.

(c) Depository Receipt Provisions.

(i)     For the purposes of this Master Confirmation the following definitions will apply:

“Depository” means, in relation to the Shares, the issuer of the depository receipts evidencing the Shares or any successor issuer of such depository receipts from time to time.

“Deposit Agreement” means, in relation to the Shares, the agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DR Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Depository, as appropriate”.

“Replacement DR” means depository receipts other than the Shares over the same Underlying Shares.

(ii) The following amendments shall be made to the Equity Definitions in addition to any other amendments specified herein:

(A) The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(1) the DR Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Transaction or the Shares;

(2) “or” shall be deleted where it appears at the end of (vi);

(3) “.” shall be deleted where it appears at the end of (vii) and replaced with “; or”; and

(4) the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement.”.

(B) Following the declaration by the Issuer of the terms of any Potential Adjustment Event in relation to the Underlying Shares, Calculation Agent Adjustment shall apply whenever “Calculation Agent Adjustment” is specified as the Method of Adjustment in this Master Confirmation. In making any adjustment following any such Potential Adjustment Event, the Calculation Agent shall take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(C) The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other”, “Share-for-Combined”, “New Shares” and “Other Consideration” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(D) Following the declaration by the Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, the Calculation Agent shall, in determining any adjustment pursuant to Modified Calculation Agent Adjustment, take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement.

(E) The definitions of “Nationalization”, “Insolvency” and “Delisting” in Section 12.6 of the Equity Definitions shall be amended in accordance with the DR Amendment. Notwithstanding anything to the contrary in Section 12.6(a)(iii) of the Equity Definitions, a Delisting shall not occur in respect of the Underlying Shares if the Underlying Shares are immediately re-listed, re-traded or re-quoted on an exchange or quotation system regardless of the location of such exchange or quotation system.

(F) In addition to any other Potential Adjustment Event hereunder, it shall also constitute a Potential Adjustment Event if a Nationalization or Insolvency in respect of the Depository occurs.

(G) The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DR Amendment.

(H) If a Delisting of the Shares occurs or the Depository announces that the Deposit Agreement is (or will be) terminated, then:

(1) Cancellation and Payment will apply as provided in this Master Confirmation; provided that the parties may agree that a replacement of the Shares with Replacement DRs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended, and if the parties so agree, then Cancellation and Payment shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DRs or the Underlying Shares, as applicable, and any agreed amendments will be made, in each case with effect from the date agreed by the parties; and

(2) where Cancellation and Payment applies under clause (H)(1) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(I) For the avoidance of doubt, where a provision is amended by this Section 2(c) in accordance with the DR Amendment, if the event described in such provision occurs in respect of the Underlying Shares or the Depository, then the consequence of such event shall be interpreted consistently with the DR Amendment and such event.

(d)   Credit Support Documents.

Dealer:	Not applicable.

Counterparty:	Applicable. The guarantee in the form of Exhibit B hereto, dated as of the Trade Date for the first Transaction hereunder, with respect to each Transaction hereunder (“Guarantee”), made by Allergan Finance, LLC (“Guarantor”) for the benefit of Dealer shall constitute a Credit Support Document under the Agreement and Allergan Finance, LLC shall be designated as a Credit Support Provider in relation to Counterparty.

(e)   Calculation Agent: Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner; provided that, following any determination, calculation or adjustment by the Calculation Agent hereunder, upon a written request from Counterparty, the Calculation Agent shall promptly (but in any event within four (4) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail such determination, calculation or adjustment, as applicable, (including any quotations, market data or information from internal sources used in making such determination, calculation or adjustment, as applicable, but without disclosing Calculation Agent’s proprietary or confidential models or other information that is proprietary or may be subject to contractual, legal or regulatory obligations not to disclose); provided, further, that following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives market to act as the Calculation Agent. In the case of the designation of a Calculation Agent pursuant to the foregoing proviso, Dealer shall be required to pay all reasonable fees charged by the substitute Calculation Agent for the performance of the duties required of it hereunder.

(f)   Delivery of Collateral: Each of Counterparty and Grantor agrees that with respect to any Transaction hereunder, each of Counterparty and Grantor shall, on or prior to the Trade Date for such Transaction, deliver, in the aggregate, to the Collateral Accounts (as defined in the Margin Loan Agreement), the Collateral required to be delivered pursuant to Annex A hereto, subject to Permitted Liens and subject in all respects to the Intercreditor Agreement (as defined in Annex A).

(g)     Additional Representations, Warranties and Agreements of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction, that:

(i) Material Nonpublic Information. Counterparty is not in possession of, and is not entering into any Transaction and the related Supplemental Confirmation on the basis of, any material non-public information with respect to the Issuer or any securities of the Issuer (including, without limitation, the Shares).

(ii) Eligible Contract Participant. Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A) it has total assets in excess of $10,000,000;

(B) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(18)(A)(i) through (iv), 1a(18)(A)(v)(I), 1a(18)(A)(vii) or 1a(18)(C) of the CEA; or

(C) it has a net worth in excess of $1,000,000 and has entered into such Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(iii)     No Other Agreement; Permitted Sale Transactions; Permitted Block Sales. (A) As of the date of this Master Confirmation, and as of the Trade Date for each Transaction hereunder, Counterparty has not entered into any outstanding agreement with respect to the sale of Shares or Underlying Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise), with any broker or dealer other than Dealer or its affiliates, other than the Margin Loan Agreement or under this Master Confirmation, and Counterparty covenants and agrees that it will not enter into any other agreement with respect to the sale of Shares or Underlying Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise) prior to the Termination Date for such Transaction; provided, however, that Counterparty may (1) publicly sell Shares for cash through a broker or dealer (which may include Dealer or any affiliate thereof) pursuant to any Rule 10b5-1 plan or other brokerage sale transaction, so long as such sales will not in the aggregate exceed, on any Exchange Business Day, [    ]% of the average daily trading volume for the Shares for the preceding three (3) Exchange Business Days as reported on Bloomberg page “TEVA US Equity HP” or any successor page thereto (a “Permitted Sale Transaction”) and (2) sell Shares for cash in a block transaction to any broker or dealer (which may include Dealer or any affiliate thereof) at risk (a “Permitted Block Sale”).

(B)    Counterparty shall notify Dealer of any Permitted Block Sale (x) if such Permitted Block Sale occurs prior to the close of trading on the Exchange on any Scheduled Trading Day, contemporaneously with entry into such Permitted Block Sale or (y) if such Permitted Block Sale occurs after the close of trading on the Exchange on any Scheduled Trading Day, as promptly as reasonably practicable following such Permitted Block Sale but in no event later than 8:00 a.m., New York City time, on the Scheduled Trading Day immediately following the date thereof. The Calculation Agent may treat the Calculation Date on which a Permitted Block Sale occurs (if such Permitted Block Sale occurs prior to the close of trading on the Exchange on such Calculation Date), or the next following Calculation Date (if such Permitted Block Sale occurs after the close of trading on the Exchange on such Calculation Date) and a commercially reasonable number of Calculation Dates thereafter as Disrupted Days in full, in which case the provisions opposite the caption “Valuation Disruption” in Section 1 above shall apply. Accordingly, Counterparty acknowledges that its delivery of such notice and the related Permitted Block Sale must comply with the standards set forth in Section 2(i) below.

(iv)     Independent Judgment. Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to the Transactions hereunder; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(v)    Affiliate Status. Counterparty is not and for at least three months prior to the Trade Date for each Transaction hereunder has not been an “affiliate” (as such term is defined in Rule 144 under the Securities Act of 1933 (the “Securities Act”) of the Issuer and will not become such an affiliate of the Issuer at any time up to, and including the Settlement Date for each Transaction; provided that for the purpose of this covenant, the reference to “30 days” in Section 5(a)(ii)(1) of the Agreement is replaced by “five (5) Local Business Days,” and the Calculation Agent may treat any day in such five (5) Local Business Day period as a Disrupted Day in full, in which case the provisions opposite the caption “Valuation Disruption” in Section 1 above shall apply.

(vi)    Bankruptcy Code Affiliate Status. Counterparty is not, and shall not at any time become prior to the Settlement Date for the applicable Transaction, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)).

(vii)    Issuer Corporate Policy. To the knowledge of Counterparty, none of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

(h)    U.S. Private Placement Representations. Each of Dealer and Counterparty hereby represents and warrants to the other party as of the Trade Date of each Transaction that:

(i)    It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Transaction, and it is able to bear the economic risk of such Transaction.

(ii)    It is entering into such Transaction for its own account and not with a view to the distribution or resale of such Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(i)     10b5-1 Plan.

(i)     Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares or the Underlying Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Permitted Sale Transaction, Permitted Block Sale or Other Specified VWAP Sale Agreement (as defined below) shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified VWAP Sale Agreement” means, for any Transaction, any substantially similar post-paid premium share forward transaction among Counterparty, Grantor and Dealer with respect to the Shares entered into on or about the Trade Date for such Transaction.

(ii)     During the Calculation Period for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares and/or Underlying Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share or Underlying Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(iii)     Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(iv)     Counterparty acknowledges and agrees that any amendment, modification or waiver of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Issuer, the Shares or the Underlying Shares.

(j)     Acknowledgments.

(i)     The parties hereto intend for:

(A)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(B)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(C)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(D)     all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(ii)     Counterparty acknowledges that:

(A)    during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or Underlying Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(B)    Dealer and its Affiliates may also be active in the market for the Shares, the Underlying Shares and Share- and Underlying Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(C)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(D)     any market activities of Dealer and its Affiliates with respect to the Shares or the Underlying Shares may affect the market price and volatility of the Shares or the Underlying Shares, as applicable, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(E)     each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the price paid to Counterparty under the terms of the related Transaction.

(k)    Schedule Provisions. The Agreement is further supplemented by the following provisions:

(i)     Termination Provisions.

(A)    The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty and Dealer.

For purposes of such provisions:

(A)    “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

(B)    “Threshold Amount” means [            ].

(ii) Multiple Transaction Payment Netting shall apply for the purpose of Section 2(c) of the Agreement to all Transactions under this Master Confirmation.

3.	MISCELLANEOUS:

(a)    Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not take delivery of any Shares deliverable hereunder or exercise remedies as described in Annex A hereto in respect of Shares constituting Collateral (any such delivery or exercise of remedies, a “Share Acquisition”) to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition hereunder shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Section 16 Percentage would exceed 8.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition shall not be extinguished and Counterparty shall fulfill such obligations as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, after such Share Acquisition, (i) the Section 16 Percentage would not exceed 8.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit. “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation or regulatory order or any organizational documents of the Issuer or any agreement to which Counterparty is a party that are, in each case, applicable to ownership of Shares (excluding Section 13 or Section 16 of the Exchange Act, “Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(b)    Right to Extend. Dealer may postpone, in whole or in part, any Scheduled Termination Date or any other date of valuation or delivery if Calculation Agent determines, in its good faith and commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to the Trade Date).

(c)    Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “a material economic” and adding the following words at the end thereof “or options on such Shares”;

(ii)    Section 11.2(c) of the Equity Definitions is hereby amended in the case of an Extraordinary Dividend by (x) replacing the words “a diluting or concentrative” with “a material economic”, and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by inserting immediately prior to the period at the end of subsection (C) the words “; provided that the Non-Hedging Party may only elect to terminate the Transaction upon the occurrence of an Increased Cost of Stock Borrow if the Non-Hedging Party’s notice of such election contains an acknowledgment by the Non-Hedging Party of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Transaction”; and

(iv)    Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting immediately prior to the period at the end of subsection (C) the words “; provided that the Non-Hedging Party may only elect to terminate the Transaction upon the occurrence of an Increased Cost of Hedging if the Non-Hedging Party’s notice of such election contains an acknowledgment by the Non-Hedging Party of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Transaction”.

(d)    Transfer or Assignment. Neither Counterparty nor Dealer may transfer any of its rights or obligations under any Transaction hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(e)    Designation by Dealer. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(f)    Non-confidentiality. Dealer and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income Tax treatment and U.S. Federal income Tax structure of any Transaction hereunder and all analyses that have been provided to Counterparty relating to such Tax treatment and Tax structure.

(g)    Communications. Counterparty shall not, directly or indirectly, communicate any material non-public information relating to Issuer, the Shares or the Underlying Shares to any employee of Dealer, other than [            ]

or any other designee confirmed in writing by Dealer (each, a “Permitted Contact”). In addition, Counterparty shall not, directly or indirectly, communicate any information relating to any Permitted Sale Transaction to any of [            ].

(h)    [Matters Related to Agent.] [Reserved.]

(i)    Withholding and Transfer Tax.

Notwithstanding anything to the contrary in the Agreement (including Sections 2(d) and 4(e) of the Agreement):

(i)    All payments or deliveries by Dealer to Counterparty in connection with or in respect of this Master Confirmation and any Transaction hereunder and under any Supplemental Confirmation shall be made when due without deduction or withholding for any Tax (including Stamp Tax and any Tax collected by deduction or withholding) imposed, levied or collected by Israel or by any other jurisdiction due to the Issuer’s (or any of its successors’) Tax residence, activities, or status (any such taxes, “Issuer Jurisdiction Taxes”), unless (x) otherwise required by a Change in Tax Law or due to failure of one of the representations in Section 4(c) or of the Israel Tax Authority Form 2402 provided pursuant to this Section 4(b) to be accurate or true (in which case each party shall use commercially reasonable efforts to provide the other party prompt written notice thereof), (y) an “Event of Default” under the Margin Loan Agreement occurs and is continuing and Dealer, in its sole discretion, determines that withholding is required by applicable law, or (z) Counterparty files a written request for an exemption from withholding or taxation with the Israel Tax Authority (whether by filing Israeli Tax Authority Form A/114 (or successor form) or otherwise) (an “ITA Request”) and the Israel Tax Authority denies that request or has not approved that request at the relevant time (or reasonably in advance of such time to permit compliance with the following procedures). Counterparty shall promptly upon becoming aware of an event or circumstance described in clause (x), (y), or (z) of this Section 3(i)(i) notify Dealer. If withholding is permitted or may be required as a result of an event or circumstance described in clause (x), (y) or (z) of this Section 3(i)(i) then: (A) if the Israel Tax Authority has authorized the placement of the amount to be withheld in escrow, Dealer shall place such amount it would otherwise be required to withhold under applicable law in escrow pending a final determination with respect to the ITA Request or other final event requiring release of the amount authorized to be escrowed, and (B) otherwise, Dealer and Counterparty shall cooperate in good faith to determine whether withholding is prudent (taking into account the circumstances surrounding the delay in receipt of a final determination of the ITA Request), but Dealer, in its sole discretion, may elect to withhold the amount it reasonably determines should be withheld under applicable law and place the withheld amount into escrow pending a final determination with respect to the ITA Request, or, if required by applicable law as determined in the reasonable discretion of the Dealer, deposit the withheld amount with the Israel Tax Authority.

(ii)    Counterparty and Grantor shall indemnify and hold harmless Dealer and its affiliates from any Issuer Jurisdiction Taxes imposed on them as a result, or in respect, of compliance with the foregoing covenant (whether such Taxes are the result of a Change in Tax Law or not), together with any losses, claims, damages, or liabilities incurred in connection with compliance with the foregoing covenant or in contesting or reducing the amount of such Taxes; provided that in the event that Dealer or an affiliate is notified in writing by an applicable taxing authority that it or an affiliate owes or may owe Issuer Jurisdiction Taxes as a result or in respect of its compliance with the foregoing covenant, (A) Dealer shall use commercially reasonable efforts to mitigate the amount of such Issuer Jurisdiction Taxes or related claim for indemnity (including filing any reports, forms, certificates or otherwise reasonably required by the relevant Tax authorities, the costs associated with such efforts being borne by Counterparty and Grantor); (B) Dealer agrees to notify Counterparty promptly after becoming aware of such Issuer Jurisdiction Taxes or any claim for which it intends to seek indemnity pursuant to this sentence; and (C) Dealer, Counterparty and Grantor agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such Issuer Jurisdiction Taxes; provided further that failure or delay by Dealer in taking any action pursuant to clause (A), (B) or (C) of this Section 3(i)(ii) or in providing notice pursuant to Section 3(i)(i) shall not constitute a waiver of Dealer’s indemnification rights under this Section 3(i) or otherwise, unless such failure or delay materially prejudices Counterparty’s ability to mitigate the amount of Issuer

Jurisdiction Taxes imposed on Dealer or on Counterparty or Grantor or of Dealer’s related claim for indemnity; provided further, that for avoidance of doubt, in no event shall Counterparty, Guarantor or Grantor be responsible under this Section 3(i)(ii) for any Issuer Jurisdiction Taxes imposed by reason of any Hedging Activities conducted by Dealer or its affiliates in respect of any Transaction hereunder (without prejudice to any consequences of an event described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions);

(iii)    Without limiting Dealer’s covenant under the foregoing clause 3(i)(i), any Issuer Jurisdiction Taxes required to be paid by Dealer in connection with payments made by Dealer to Counterparty hereunder and remitted to the appropriate taxing authority shall be treated for all purposes of the Agreement as having been paid to Counterparty to the extent such Taxes are imposed on Counterparty under applicable law. In that event, Dealer shall promptly provide Counterparty evidence of such payment;

(iv)     Without limiting the foregoing, “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any Issuer Jurisdiction Taxes;

(v)    “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding Tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement;

(vi)    Counterparty and Grantor shall bear and pay, or indemnify the Dealer and its affiliates in respect of, Stamp Taxes and other transfer taxes attributable to the transactions contemplated by this Master Confirmation (for avoidance of doubt, other than such Stamp Taxes or transfer taxes imposed by reason of any Hedging Activities conducted by Dealer or its affiliates in respect of any Transaction hereunder (without prejudice to any consequences of an event described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions), and without duplication of any indemnity obligation of Counterparty or Grantor under this Section 3(i)). Notwithstanding the foregoing sentence, Dealer shall be responsible for paying or causing to be paid any New York stock transfer taxes payable in connection with a Transaction hereunder to the appropriate taxing authority by the applicable due date, and Dealer shall be entitled to indemnification from Counterparty or Grantor only to the extent Dealer is not entitled to a rebate or refund of such taxes (and, if such payment is required, Dealer agrees to provide promptly to Counterparty and Grantor evidence of such payment).

(vii) If, in its sole discretion, the Counterparty files any written request for a certification or a ruling with the Israel Tax Authority with respect to this Master Confirmation, each Supplemental Confirmation, or any Transaction hereunder (whether by filing Israeli Tax Authority Form A/114 (or successor form) or otherwise, then (A) Dealer shall use commercially reasonable efforts to provide information and cooperation reasonably requested by Counterparty for purposes of completing Section D of any Israeli Tax Authority Form A/114 (or the equivalent section in a substantially similar successor form); (B) the Counterparty shall provide a copy of such completed request to the Dealer; and (C) the Counterparty shall promptly notify the Dealer regarding any determination of the Israel Tax Authority with respect to such request. Prior to an event described in clause (x), (y), or (z) of Section 3(i) above, without prior written authorization by Counterparty or Grantor (as applicable), Dealer shall not submit a formal or informal request to the Israel Tax Authority for a certification, ruling or similar authorization exempting the Dealer from the duty to withhold Israeli Taxes with respect to a sale or other transfer of Shares by Counterparty or Grantor hereunder (without prejudice to any such request Dealer may make in respect of any other sales or transfers by it, including any Hedging Activity).

(j)    Amendment or Waiver. Any provision of this Master Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(k)    Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO ANY TRANSACTION HEREUNDER, UNDER THE AGREEMENT OR UNDER ANY SUPPLEMENTAL CONFIRMATION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO EACH TRANSACTION HEREUNDER, UNDER THE AGREEMENT AND UNDER EACH SUPPLEMENTAL CONFIRMATION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(l)    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Transaction shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Pledged Items (as defined in Annex A) located in any jurisdiction other than the State of New York, the Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction.

(m)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication.

(i)    Notices to Counterparty shall be directed as follows:

To:	[ ]
[ ]
[ ]
Attn:	[ ]
Title: [ ]

Telephone:	[ ]
Facsimile:	[ ]

(ii)    Address for notices or communications to Dealer:

To:	[ ]
[ ]
[ ]
Attn:	[ ]

Title: [ ]

Telephone:	[ ]
Facsimile:	[ ]

(n)    (i)    Account for payments to Dealer:

  [                       ]

  Account for delivery of Shares to Dealer:

  [                       ]

(ii)    Account for payments to Counterparty:

  [                       ]

(o)     Reportable transaction. Counterparty hereby notifies the Dealer that a Transaction under this Master Confirmation may be required to be reported under the rules for a “loss transaction” described in Section 1.6011-4(b) of the United States Treasury Regulations. Counterparty shall promptly provide Dealer with a notice if it determines that it or an affiliate will claim a loss under section 165 of the Code in excess of the threshold specified in Section 1.6011-4(b)(5)(i)(A) of the United States Treasury Regulations. If Dealer intends to file a U.S. Internal Revenue Service Form 8918 in connection with a Transaction under this Master Confirmation pursuant to Section 301.6111-3 of the United States Treasury Regulations or to include Counterparty’s name on a list pursuant to Section 6112 of the Code or if Counterparty intends to file a U.S. Internal Revenue Service Form 8886 (or any successor or equivalent form) in connection with a Transaction under this Master Confirmation, (i) it shall give prompt notice thereof to the other party, (ii) the parties shall use commercially reasonable efforts to cooperate with each other in the preparation and filing of the relevant forms, including by providing relevant information in their possession and reasonably requested by the other party, and (iii) the parties shall use commercially reasonable efforts to prepare and file the relevant forms (and to cause their agents, including their legal counsels, to prepare and file the relevant forms) in a manner consistent with any form filed or to be filed by the other party; provided that nothing in this Section 3(o) shall prevent a party (or its agents) from complying with such tax reporting obligations as it judges appropriate in its sole discretion; and provided further, that apart from the notices required under this clause (i), nothing in this Section 3(o) shall require any party to disclose any information or documents that it considers to be confidential in its reasonable discretion (including the contents of any tax or information return).

4.	TAX REPRESENTATIONS AND INFORMATION:

(a)    For the purpose of Section 3(f) of the Agreement, each of Dealer, Grantor and Counterparty represents that it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income Tax purposes and an “exempt recipient” as that term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(b)    For the purpose of Section 4(a)(i) of the Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Dealer	A complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto)	(A) Prior to becoming a party to this Master Confirmation; (B) promptly upon reasonable demand by the Counterparty; and (C) promptly upon learning that any form or other document previously provided to Counterparty has become obsolete or incorrect.

Counterparty	(A) A complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) with respect to each of Counterparty, Grantor and Guarantor; (B) a duly executed certifications in	(A) Prior to becoming a party to this Master Confirmation; (B) promptly upon reasonable demand by Dealer; and (C) promptly upon learning that any form or other document

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

	accordance with Treasury Regulation Section 1.1445-2(b)(2) to the effect that each of Counterparty and Grantor is not a “foreign person” for U.S. federal income Tax purposes; and (C) an Israel Tax Authority Form 2402 re: Customer’s Declaration of His/Her Being a Non-Resident For The Purpose Of The Income Tax Ordinance with respect to each of Counterparty, Grantor and Guarantor, in the form attached hereto as Exhibit C	previously provided to Dealer has become obsolete or incorrect.

(c)     For purposes of Section 4(a)(i) of the Agreement, each of Counterparty and Grantor makes the representations specified below as of the date hereof and as of the date of any payment by Dealer under this Master Confirmation:

(i)    It is not a resident of Israel for Israeli tax purposes;

(ii)    No amount to be received by it under this Master Confirmation is attributable to a “permanent establishment” in Israel (or to other fixed place of business in Israel or otherwise attributable to business operations or activities conducted in Israel);

(iii)    No person (or legal entity) residing in Israel holds, directly or indirectly, through holding shares or through a trust or in any other manner, alone or with other Israeli residents, one or more of the means of the control specified below at a rate of 25% or above with respect to the Counterparty or the Grantor (as applicable): (A) the right to participate in profits; (B) the right to appoint a director; (C) the voting right; (D) the right to share in the assets of the entity at the time of its winding up; and (E) the right to direct the manner of exercising one of the rights specified above;

(iv)    It purchased the Shares and the Collateral (as defined in Annex A) on or after January 1, 2009; and

(v)    The Issuer’s stock is traded on the Tel Aviv Stock Exchange.

(d)     For purposes of Section 4(a)(i) of the Agreement, Dealer represents as of the date hereof and as of the date of any payment by Dealer under this Master Confirmation that Dealer is not treated as a resident of Israel for Israeli tax purposes, and is not making any payment under this Master Confirmation from or through a “permanent establishment” or other fixed place of business in Israel or otherwise from or through business operations or activities conducted in Israel (other than solely by reason of its execution or enforcement of this Agreement).

Exhibit 4

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

[DEALER]

By:
Name:
Title:

Confirmed as of the date first above written:

ALLERGAN HOLDINGS B1, INC., as Counterparty

By:
Name:
Title:

ALLERGAN W.C. HOLDING INC., as Grantor

By:
Name:
Title:

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

[DEALER]

[ADDRESS]

[DATE]

Allergan Holdings B1, Inc., as Counterparty

5 Giralda Farms

Madison, NJ 07940

Allergan W.C. Holding Inc., as Grantor

5 Giralda Farms

Madison, NJ 07940

Re:	Post-paid Premium Share Forward Transaction

Dear Sirs:

The purpose of this communication is to set forth certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This confirmation is a Supplemental Confirmation within the meaning of the Master Confirmation for forward transactions dated as of [            ], as amended and supplemented from time to time (the “Master Confirmation”), among Allergan Holdings B1, Inc. (“Counterparty”), Allergan W.C. Holding Inc. (“Grantor”) and [DEALER] (“Dealer”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Supplemental Confirmation relates shall be as follows:

Trade Date:	[ , 20 ]

Premium:	USD [ ]

Calculation Period Start Date:	[ , 20 ]

Scheduled Termination Date:	[ , 20 ]

First Acceleration Date:	[ , 20 ]

Number of Shares:	[●]

Ordinary Dividend Amount:	USD [●] per Share for the first cash Dividend for which the ex-dividend date falls within a particular calendar quarter, and zero for all other Dividends for which the ex-dividend date falls within such calendar quarter.

Scheduled Ex-Dividend Dates:	[ , 20 ]

Calculation Dates:

[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]

Exhibit A-1

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the particular Transaction to which this Supplemental Confirmation relates and return it to us.

Very truly yours,

[DEALER]

By:
Name:
Title:

Acknowledged and Confirmed:

ALLERGAN HOLDINGS B1, INC., as Counterparty

By:
Name:
Title:

ALLERGAN W.C. HOLDING INC., as Grantor

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF ALLERGAN FINANCE, LLC GUARANTEE

Exhibit B-1

GUARANTY

GUARANTY (this “Guaranty”) dated as of [                ], in favor of [DEALER] (“Dealer”) given by Allergan Finance, LLC (“Guarantor”). All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Agreement (as defined below).

WHEREAS, Dealer and Allergan Holdings B1, Inc. (“Counterparty”) have entered into a Master Confirmation: Post-paid Premium Share Forward Transactions, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Confirmation”), which supplements, forms a part of and is subject to an agreement in the form of the ISDA 2002 Master Agreement between Dealer and Counterparty as if the parties had executed an agreement in such form on the date of the Confirmation, without any Schedule thereto, but containing all elections, modifications and amendments thereto made in the Confirmation (the “Master Agreement”), and have entered into and/or may enter into one or more Supplemental Confirmations to the Confirmation (together with the Confirmation and the Master Agreement, the “Agreement”).

FOR VALUE RECEIVED, and in consideration of the financial accommodation accorded to Counterparty by Dealer under the Agreement, Guarantor hereby agrees to the following:

Section 1. The Guaranty.

(a)     Guarantor hereby unconditionally and irrevocably guarantees to Dealer, its successors, endorsees and permitted assigns the due and punctual payment of all amounts payable, from time to time, by Counterparty under or in respect of the Agreement and any Transaction thereunder, when and as such amounts shall become due and payable, whether on the due date thereof, upon stated maturity, by acceleration, on demand or otherwise, in accordance with the terms of the Agreement (such obligations excluding Excluded Future Obligations (as defined below), the “Guaranteed Obligations”). In case of a failure of Counterparty to pay punctually and indefeasibly any such amounts, Guarantor hereby agrees to pay or cause to be paid any such amounts, in full, punctually and indefeasibly when the same shall become due and payable, whether on the due date therefor, upon stated maturity, by acceleration, upon demand or termination, or otherwise, in accordance with the terms of the Agreement.

(b)     Guarantor’s obligations under this Guaranty constitute a guaranty of payment and not of collection and are not in any way conditional or contingent upon any attempt to collect from or enforce against Counterparty all or any portion of the Guaranteed Obligations or upon any other condition or contingency. Guarantor covenants that this Guaranty will not be discharged in respect of the Agreement except by final, complete, indefeasible and irrevocable payment and performance of the Guaranteed Obligations in respect of the Agreement.

(c)     Guarantor’s obligations under this Guaranty shall be continuing, absolute and unconditional under any and all circumstances, irrespective of (1) the validity, regularity or enforceability of the Agreement against Counterparty, (2) the absence of any action to enforce Counterparty’s obligations under the Agreement, (3) any amendment, waiver or consent by Counterparty with respect to any provisions thereof, (4) any extension or renewal of, or other change in the time, manner or place of payment, of or in any other term of, any Guaranteed Obligations (including any increase in the amount of Guaranteed Obligations due and payable under the Agreement), (5) the existence of any claim, setoff, counterclaim, defense or other rights that Guarantor may have at any time against Dealer, or any other person or entity, whether in connection with this Guaranty, the Agreement or any unrelated transaction or (6) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Guarantor; provided, however, Guarantor shall be entitled to exercise any right that Counterparty or any of its Affiliates could have exercised under the Agreement, including any right to cure any default in

Exhibit B-2

respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment in respect of any Event of Default or Potential Event of Default in respect of Dealer. Guarantor acknowledges that Dealer and Counterparty may from time to time enter into one or more Transactions pursuant to the Agreement and agrees that the obligations of Guarantor under this Guaranty will, upon the execution of any such Transaction by Dealer and Counterparty, extend to all such Transactions without further action by any Guarantor, except as provided in Section 4(a) below.

(d)     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be reinstated by Dealer upon the occurrence of an event or condition set forth in Section 5(a)(vii) of the Agreement affecting Counterparty or Guarantor or otherwise, as though such payment had not been made. Upon such rescission or restoration, Guarantor shall, at Guarantor’s own expense, promptly do, execute and deliver, and cause any relevant third party to do, execute and deliver, all such acts and instruments as Dealer may reasonably require to reinstate this Guaranty.

(e)     Guarantor hereby waives (i) notice of acceptance and notice of incurrence of any Guaranteed Obligations by Counterparty, (ii) promptness, diligence, presentment, demand of payment, protest, order and notice of any kind in connection with the Agreement and this Guaranty, or (iii) any requirement that Dealer protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right to take any action against Counterparty or any other person or any collateral which may be available to Dealer under the Agreement or under applicable law.

(f)     No failure on the part of Dealer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercises of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 2. Representations. Guarantor makes the same representations to and agreements with Dealer as those made by Counterparty pursuant to Section 3(a)(i)-(v) of the Master Agreement at the times set forth therein, as if such representations and agreements were set forth herein mutatis mutandis except that references therein to a “party” will be deemed to be references to Guarantor and references therein to “this Agreement” will be deemed to be references to this Guaranty. In addition, Guarantor represents that it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and an “exempt recipient” as that term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

Section 3. Subrogation of Rights. Guarantor shall be subrogated to all rights of Dealer against Counterparty in respect of any amounts paid by Guarantor pursuant to the provisions of this Guaranty; provided, however, that Guarantor shall be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation only when all amounts payable to Dealer under the Agreement have been paid in full.

Section 4. Termination.

(a)     If Guarantor delivers to Dealer a notice of its intention to terminate and release its future obligations under this Guaranty with respect to the Agreement, such notice shall operate to terminate and release those obligations with respect to Transactions under the Agreement whose trade date occurs on or after the later of (i) the termination date specified in the notice and (ii) five Local Business Days after the date such notice is delivered (such obligations, “Excluded Future Obligations”)

Exhibit B-3

(b)     This Guaranty shall terminate automatically with respect to the Agreement, without any further action by Dealer, Counterparty or any Guarantor, at the time the Agreement has been terminated and all Guaranteed Obligations thereunder have been paid in full.

(c)     In connection with any termination or release pursuant to this Section 4, Dealer shall promptly execute and deliver to Guarantor all documents that Guarantor reasonably requests to evidence such termination or release and shall perform any other actions reasonably requested by Guarantor to effect such termination or release.

Section 5. Miscellaneous.

(a)     Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. Guarantor hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or related to this Guaranty, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.

(b)     Amendment. Other than as provided in Section 4 of this Guaranty, no amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall be effective without the written consent of Dealer.

(c)     Severability. Any provision of this Guaranty which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions herein or affecting the validity, enforceability or legality of such provisions in any other jurisdiction.

(d)     Transfer; Assignment. None of the obligations of Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of Dealer. If Dealer assigns or otherwise transfers all or any portion of its rights and obligations under the Agreement to any other person or entity in accordance with the terms thereof, then such other person or entity shall thereupon become the beneficiary hereunder vested with all the benefits in respect of such transferred rights and obligations granted to the predecessor beneficiary herein.

(e)     Notice. Any notice hereunder will be sufficiently given if given in accordance with the provisions for notices under the Agreement and will be effective as set forth therein. All notices hereunder to Guarantor shall be directed as follows:

To:	[ ]
[ ]
[ ]
Attn:	[ ]
Title: [ ]

Telephone:	[ ]
Facsimile:	[ ]

Exhibit B-4

ALLERGAN FINANCE, LLC

By:
Name:
Title:

Exhibit B-5

ANNEX A

COLLATERAL PROVISIONS

The following Collateral Provisions shall apply to all Transactions under the Master Confirmation.

(a) Definitions.

(i) As used in this Master Confirmation, the following words and phrases shall have the following meanings:

“Authorized Officer” of Counterparty or Grantor, as the case may be, means any officer as to whom Counterparty or Grantor, as applicable, shall have delivered notice to Dealer that such officer is authorized to act hereunder on behalf of Counterparty or Grantor, as applicable.

“Collateral Accounts” means that certain account No. [            ] in the name of Counterparty and that certain account No. [            ] in the name of Grantor established and maintained by Custodian, including any subaccount, substitute, successor or replacement account in or to which any Collateral is now or hereafter held or credited. Any renumbering of the Collateral Accounts by Custodian shall not limit the rights of Dealer hereunder, and to the extent necessary, such renumbering shall be automatically incorporated into the definition of Collateral Accounts.

“Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral for each Transaction hereunder, at least (i) prior to the termination of the Margin Loan Documentation, the greater of (x) a number of Shares equal to the Number of Shares for such Transaction and (y) the number of Shares pledged to secure the obligations under the Margin Loan Documentation and (ii) after the termination of the Margin Loan Documentation, the number of Shares described in clause (i)(x) above (such number of Shares under this clause (A), the “Required Number of Shares”), or (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien (other than Permitted Liens), except any failure resulting from any act, or failure to take any action within its control, by Custodian, the First Lien Collateral Agent, Lender or Dealer, or, in each case, any of its agents.

“Custodian” means JPMorgan Chase Bank, N.A. or any successor entity with whom the Collateral Accounts are maintained.

“Early Termination Event” means an Event of Default or Potential Event of Default with respect to which Counterparty is the Defaulting Party.

“Eligible Collateral” means security entitlements in respect of Shares that are registered in the name of The Depository Trust Company (“DTC”) or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to be settled through DTC’s regular book entry settlement services; provided that (i) Counterparty or Grantor, as the case may be, has good and marketable title thereto, free of (x) all Liens (other than the Security Interests and any Permitted Liens); (y) Transfer Restrictions and (z) Restrictive Conditions of the type set out in clause (i) of the definition thereof, and (ii) Dealer has a valid, perfected security interest therein and control with respect thereto (including by operation of the terms of the Intercreditor Agreement).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Dealer: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Dealer being organized under the laws of, or having its principal office or other office specified as having entered into the Master Agreement, any Supplemental Confirmation, or any Transaction thereunder, located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between Dealer and the jurisdiction imposing such Tax (other than connections arising from Dealer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Master Confirmation, any Supplemental Confirmation, or these Collateral Provisions).

Annex A-1

“First Lien Collateral Agent” means the JPMorgan Chase Bank, N.A., as collateral agent under the Margin Loan Documentation.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of November 10, 2017 by and among Allergan W.C. Holding Inc., Allergan Finance, LLC, Allergan Holdings B1, Inc., the First Lien Collateral Agent and, whether as an original party thereto or by means of a joinder thereto, Dealer.

“Lender” means JPMorgan Chase Bank, N.A., London Branch as Lender under the Margin Loan Documentation.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or other security interest (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Margin Loan Documentation” means, collectively, (a) the Margin Loan Agreement; (b) the Security Agreements, dated as of November 10, 2017, by First Lien Collateral Agent, on the one hand, and Counterparty and Grantor, on the other hand; (c) the Control Agreements, dated as of November 1, 2017, by First Lien Collateral Agent and Custodian, on the one hand, and Counterparty or Grantor, on the other hand; (d) the Fee Letter, dated as of November 10, 2017, delivered by Lender and acknowledged by Allergen Finance, LLC; (e) the Intercreditor Agreement; (f) the Borrowing Notice, which is notice of a request for Lender to make a loan in Dollars to Counterparty, Grantor and Allergen Finance, LLC; and (g) each agreement delivered under the Margin Loan Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permitted Liens” means (a) Liens granted on the Collateral to secure any of the Counterparty’s or Grantor’s obligations under a Transaction; (b) Liens granted to First Lien Collateral Agent, the other holders of Secured Obligations (under the Margin Loan Documentation) from time to time and Custodian pursuant to the Margin Loan Documentation; and (c) Liens on the Collateral imposed by law for taxes that are either (x) contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with generally accepted accounting principles in the United States of America have been taken or (y) not yet due, and in any event, are junior to the Liens granted to the Dealer pursuant hereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Items” has the meaning set out in Section (b)(ii) below.

Annex A-2

“Restrictive Condition” means (i) any equityholders’ agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares or Underlying Shares that Ultimate Parent or a subsidiary of Ultimate Parent is a party to and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares or Underlying Shares a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer (for avoidance of doubt, other than any reporting or information requirements in connection with income or withholding Tax obligations); provided that, and notwithstanding anything herein to the contrary, the restrictions, conditions or requirement set forth in each of Sections 2.1, 3.1, 4.1, 4.2 and 5.13 of the Stockholders Agreement shall not constitute “Restrictive Conditions”.

“Security Interests” means the security interests in the Collateral created hereby.

“Stockholders Agreement” means the Stockholders Agreement, dated as of August 2, 2016, between and among the Issuer and Allergan plc, a public limited company incorporated under the laws of Ireland (“Ultimate Parent”).

“Transfer Restrictions” means, with respect to any security, any condition to or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer such security or enforce the provisions thereof or of any document related thereto whether set forth in such security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, pledge or other transfer or enforcement of such security be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security, prior to the sale, pledge, assignment or other transfer or enforcement of such security (for avoidance of doubt, other than any form, certificate, or portion thereof, that is required to be provided in order to avoid or mitigate income or withholding Tax obligations) and (iv) any registration or qualification requirement or prospectus delivery requirement for such security pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such security being a “restricted security” or any “Borrower” under the Margin Loan Agreement being an “affiliate” of the issuer thereof, as such terms are defined in Rule 144); provided that with respect to any representation or warranty by, or any covenant applicable to, Counterparty or Grantor, and notwithstanding anything herein to the contrary, the restrictions, conditions or requirements set forth in each of Sections 2.1, 3.1, 4.1, 4.2 and 5.13 of the Stockholders Agreement shall not constitute “Transfer Restrictions.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

(ii)    Except as otherwise set forth herein, each the following terms as used herein shall have the meanings given such term in the UCC section set forth opposite such term:

Term	Section

certificated security	8-102(a)(4)

control	8-106 and 9-106

financial assets	8-102(a)(9)

Annex A-3

Term	Section

investment property	9-102(a)(49)

location	9-307

securities	8-102(a)(15)

securities intermediary	8-102(a)(14)

security entitlement	8-102(a)(17)

uncertificated security	8-102(a)(18)

(b)    The Security Interests. In order to secure the full and punctual observance and performance of all present and future obligations of Counterparty to Dealer under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement), this Master Confirmation and each Transaction hereunder:

(i)    Each of Counterparty and Grantor (as applicable) hereby assigns, pledges and grants to Dealer, security interests in and to, and a lien upon and right of set-off against, all of its right, title and interest in and to the Pledged Items described in clause (b)(ii) of this Annex A and all security entitlements with respect thereto; all additions to such Pledged Items; and all income, proceeds (as defined in the UCC) and collections received or to be received, or derived or to be derived, now or at any time hereafter from or in connection with the Pledged Items (collectively, the “Collateral”).

(ii)    On or prior to the Trade Date of such Transaction, each of Counterparty and Grantor shall deliver to the Custodian for credit to the Collateral Accounts or such other securities accounts as may be opened pursuant to Section (g) of this Annex A, in the aggregate, in pledge hereunder Eligible Collateral consisting of a number of Shares at least equal to the Required Number of Shares (all Eligible Collateral, securities, cash and other property credited to such accounts, the “Pledged Items”).

(iii)    The Security Interests are granted as security only and shall not subject Dealer to, or transfer or in any way affect or modify, any obligation or liability of Counterparty or Grantor with respect to any of the Collateral or any transaction in connection therewith.

(c)    Certain Covenants of Counterparty and Grantor. Each of Counterparty and Grantor agrees that, so long as any of Counterparty’s obligations under the Agreement (including without limitation all obligations of Counterparty under Sections 2 and 6 of the Agreement), this Master Confirmation and any Transaction hereunder remains outstanding:

(i)    each of Counterparty and Grantor shall ensure at all times that a Collateral Event of Default shall not occur.

(ii)    each of Counterparty and Grantor shall, at the expense of Counterparty or Grantor (as applicable), take such other actions as Dealer shall deem reasonably necessary or appropriate to duly record the Lien created hereunder in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Dealer shall specify, any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of Dealer) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable Dealer to exercise and enforce its rights hereunder with respect to such security interest, including if the Collateral Accounts are not maintained with Custodian, subject to the terms of the Intercreditor Agreement and only if necessary for Dealer to perfect its security interest by control, executing and delivering or causing the execution and delivery of control agreements with respect to the Collateral Accounts and, in the event the Liens granted on the Collateral to secure any of Counterparty’s or Grantor’s obligations under the Margin Loan Documentation have been discharged in full, upon written instructions from Dealer, causing the Required Number of Shares to be transferred to such new Collateral Accounts or, if such control agreements cannot be agreed upon on a timely basis, to be transferred to a segregated collateral account of Dealer and named “Dealer – Allergan collateral account” or a similar name.

Annex A-4

(iii)    each of Counterparty and Grantor hereby irrevocably authorize Dealer (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto, containing any information required under the UCC or the law of any other applicable jurisdiction (in each case, without the signature of Counterparty or Grantor to the extent permitted by applicable law), necessary or appropriate in the judgment of Dealer to perfect or evidence its security interest in and lien on the Collateral. Counterparty and Grantor agree to provide to Dealer (or its designees) any and all information required under the UCC or the law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto.

(iv)    each of Counterparty and Grantor shall warrant and take reasonable action to defend its respective title to the Collateral, subject to the rights of Dealer, against the claims and demands of all Persons (other than any claims or demands pursuant to any Permitted Liens). Dealer may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral, other than any Permitted Liens.

(v)    Counterparty or Grantor, as applicable, shall notify Dealer if it changes its name or the form or jurisdiction of its organization from the name, form and jurisdiction set forth on the first page of the Master Confirmation within 30 days of such change, or in the case of a change of jurisdiction of Counterparty’s or Grantor’s organization to a jurisdiction outside the United States, not less than 30 days prior to such change.

(vi)    each of Counterparty and Grantor agrees that it shall not (A) create or permit to exist any Lien (other than the Security Interests and Permitted Liens) upon the Collateral, (B) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral (other than pursuant to the Margin Loan Documentation or any Transaction under the Agreement) or (C) enter into or consent to (x) any agreement (other than this Master Confirmation and any Transaction hereunder or any Margin Loan Documentation) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) any agreement (other than any Margin Loan Documentation) pursuant to which any Person other than Counterparty, Grantor, Dealer and any securities intermediary through which any of the Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) has or will have control in respect of any Collateral pledged by it hereunder.

(d)    Administration of the Collateral and Valuation of the Securities.

(i)    If on any Scheduled Trading Day Dealer determines that a Collateral Event of Default shall have occurred, Dealer shall promptly notify each of Counterparty and Grantor of such determination by telephone call to an Authorized Officer of Counterparty followed by a written confirmation of such call.

(ii)    So long as no Early Termination Event has occurred and is continuing, Counterparty or Grantor, as the case may be, may obtain the release from the Security Interests of any Collateral upon delivery to Dealer of a written notice from an Authorized Officer of Counterparty or Grantor, as applicable, indicating the items of Collateral pledged by it to be released so long as, after such release, no Collateral Event of Default shall have occurred.

(iii)    Each of Counterparty and Grantor agrees that it shall forthwith upon demand pay to Dealer or Custodian (as applicable):

(A)    the amount of any Taxes and Stamp Taxes (in each case, other than Excluded Taxes) that Dealer or Custodian may be required to pay by reason of the Security Interests (including but not limited to any Taxes and Stamp Taxes, including such Taxes imposed on Dealer or Custodian in their capacity as withholding agents, with respect to (x) income earned with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any of the Collateral pledged by it hereunder from any Lien thereon; Counterparty and

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Grantor shall indemnify and hold harmless Dealer or Custodian (as applicable) with respect to any Taxes and Stamp Taxes to which this clause (d)(iii)(A) applies. For the avoidance of doubt, this clause (d)(iii)(A) does not apply to taxes imposed on Dealer in its capacity as beneficial owner of any assets formerly held as Collateral should Dealer acquire such assets from Counterparty or Grantor.

(B)    the amount of any and all out-of-pocket expenses, including the reasonable fees and reasonable disbursements of counsel and of any other experts, that Dealer may incur in connection with (1) the enforcement of this Annex A, including such expenses as are incurred to preserve the value of the Collateral pledged by it hereunder and the validity, perfection, rank and value of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral pledged by it hereunder or (3) the exercise by Dealer of any of the rights conferred upon it hereunder.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by Dealer as its prime rate.

(iv)	(A) If the Margin Loan Agreement is outstanding, no later than 6:30 pm, New York Time on the Local Business Day that is two (2) Local Business Days prior to the relevant Settlement Date, Dealer agrees that it will send to First Lien Collateral Agent a “Settlement Notice” (as defined in the Intercreditor Agreement) pursuant to the Intercreditor Agreement.

(B)    If the Margin Loan Agreement is no longer outstanding on the relevant Settlement Date, Dealer agrees to deliver any notice or other instructions required by Replacement Custodian, if any.

(v)    Subject to the conditions in clause (d)(iv) of this Annex A, if applicable, for each Transaction, unless by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty shall have otherwise effected delivery of the Number of Shares to be Delivered, then the delivery provided by Section 9.2 of the Equity Definitions shall be effected, in whole or in part, as the case may be, by delivery on the relevant Settlement Date by Custodian to Dealer or an affiliate of Dealer designated by Dealer of a number of Shares then held as Collateral hereunder by or on behalf of Dealer, not to exceed the Number of Shares to be Delivered for such Transaction, in each case in accordance with the terms and conditions of the Intercreditor Agreement. Upon any such delivery, Dealer shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation any claim or right of Counterparty or Grantor).

(vi)    Dealer agrees that Counterparty and Grantor may from time to time communicate with Custodian for purposes of identifying (for tax and recordkeeping purposes of Counterparty and Grantor) all or a portion of the Collateral as held in respect of all or a portion of any sale agreement or other contract or contracts.

(e)    Income and Voting Rights in Collateral.

(i)    All interest, dividends and other income derived from Collateral shall be deposited or credited to the Collateral Accounts.

(ii)    Unless an Event of Default with respect to Counterparty shall have occurred and be continuing, each of Counterparty and Grantor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral pledged by it hereunder, and Dealer shall, upon receiving a written request from Counterparty or Grantor, as the case may be, after termination of the Intercreditor Agreement in accordance with its terms, deliver to Counterparty or Grantor, as applicable, or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of Dealer or its nominee as shall be specified in such request; provided, however, that (A) Dealer shall only be required to deliver such proxies, powers of attorneys, consents, ratifications and waivers as have actually been

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received by it or its nominee in respect of the Collateral and (B) Dealer shall only be required to make such deliveries as quickly as reasonably practicable after its receipt of the relevant documents and the written request. Notwithstanding anything in this Annex A or the Master Confirmation to the contrary, Dealer acknowledges and agrees that (i) Allergan plc and its subsidiaries (including Counterparty and Grantor) are subject to certain voting restrictions pursuant to Sections 3.1 and 4.1(i) of the Stockholders Agreement and (ii) in no event shall the exercise of any vote by Allergan plc or any of its subsidiaries (including Counterparty and Grantor) as required by Section 3.1 of the Stockholders Agreement be considered a breach or default under the terms of this Annex A or the Master Confirmation.

(iii)    If an Event of Default with respect to Counterparty shall have occurred and be continuing, Dealer shall have the right, to the extent permitted by law and subject to the Intercreditor Agreement, and each of Counterparty and Grantor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if Dealer were the absolute and sole owner thereof.

(iv)    Counterparty and Grantor agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder or under the Margin Loan Agreement, Counterparty or Grantor, as applicable, shall treat themselves as the owners (as applicable) of the Collateral for U.S. federal and state Tax purposes and any other relevant Tax (and Stamp Taxes) purposes, unless otherwise required by an applicable Tax authority.

(f)    Remedies upon Events of Default with respect to Counterparty.

(i)    If any Event of Default with respect to Counterparty shall have occurred and be continuing, Dealer may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised).

(ii)    Each of Counterparty and Grantor hereby irrevocably appoints Dealer as Counterparty’s and Grantor’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty or Grantor or otherwise, for the sole use and benefit of Dealer, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while an Event of Default with respect to Counterparty has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(A)    to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(B)    to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(C)    to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Dealer were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in, and

(D)    to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that Dealer shall give Counterparty or Grantor (as the case may be) not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral pledged by it hereunder, except any Collateral that threatens to decline speedily in value, including without limitation equity securities, or is of a type customarily sold on a recognized market. Dealer, Counterparty and Grantor agree that such notice constitutes “reasonable authenticated notification” within the meaning of

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Section 9-611 of the UCC. If so requested by Dealer or by any buyer of the Collateral or a portion thereof, each of Counterparty and Grantor shall further ratify and confirm any action taken pursuant to such power of attorney by executing and delivering to Dealer or to such buyer or buyers at the expense of Counterparty all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and entitlement orders as may be designated in any such request.

(iii)    Each of Counterparty and Grantor recognizes that Dealer may choose or be required under applicable law to effect a sale of all or a part of the Collateral by means of one or more private sales, and that the purchasers in such private sales may be obliged to agree, among other things, to acquire such Collateral for their own account and not with a view to the distribution or resale thereof except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act. Each of Counterparty and Grantor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Collateral were sold at public sales, and that Dealer has no obligation to delay sale of any such Collateral for the period of time necessary to permit a public sale thereof, including without limitation to allow the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under such applicable securities laws. Each of Counterparty and Grantor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iv)    Dealer agrees to use commercially reasonable efforts to minimize the amount of any Issuer Jurisdiction Taxes due on a sale or disposition of Collateral; provided further that reasonable efforts shall not include any requirement to make an ITA Request. Dealer, Counterparty and Grantor agree that in the event Issuer Jurisdiction Taxes are withheld on any sale or other disposition by Secured Party of all or part of the Collateral pursuant to the terms of these Collateral Provisions, Dealer, Counterparty and Grantor shall each use commercially reasonable efforts (including cooperation) to obtain a refund of any such Tax to which any of them is or reasonably may be entitled. Counterparty and Grantor hereby agree to bear any costs incurred by Dealer in applying for such a refund. Counterparty or Grantor, as applicable, shall be entitled to retain the amount of any refund obtained by it, and the amount of any refund received by Dealer (or credited against Dealer’s Issuer Jurisdiction Tax liability) pursuant to this provision shall be paid to Counterparty or Grantor, as applicable; provided, that if at the time of such refund Dealer is entitled to enforce its remedies to collect a deficiency under these Collateral Provisions or the Master Confirmation, the amount of such refund shall be paid to or retained by Dealer and applied in accordance with these Collateral Provisions as if such amount represented proceeds received by it on a sale of the Collateral.

(g)    Replacement Custodian. Following the termination of the Margin Loan Documentation, Dealer shall have the right, subject to the consent of Counterparty and Grantor, such consent not to be unreasonably withheld or delayed, to appoint a custodian (“Replacement Custodian”) with respect to a portion of the Collateral equal to the Number of Shares for the duration of any Transaction hereunder, in which case Counterparty and Grantor, on the one hand, and Dealer, on the other hand, shall reasonably endeavor to enter into one or more account control agreement(s) with Replacement Custodian and establish and maintain one or more new collateral account(s) (“Replacement Collateral Account(s)”) in respect of such portion of the Collateral. In such case, references to Custodian in this Annex A shall be deemed to be references to Replacement Custodian, and references to the Collateral Accounts shall be deemed to be references to the Replacement Collateral Account(s) established and maintained by Replacement Custodian, as appropriate.

(h)    Miscellaneous. As to Pledged Items located in any jurisdiction other than the State of New York, Dealer (and the First Lien Collateral Agent acting on behalf of the Dealer pursuant to the terms of the Intercreditor Agreement) shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction.

(i)    No Right to Rehypothecate Securities. Except pursuant to its exercise of remedies under Section (f) of this Annex A, Dealer shall not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business, any Collateral.

(j)    Termination of Security Interest. The rights and security interest hereby granted by each of Counterparty and Grantor in the Collateral shall automatically cease, terminate and be void upon fulfilment of all of the

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obligations of Counterparty under each Transaction hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and authorized by Dealer to be de livered to Counterparty or Grantor, as the case may be, all at the request and expense of Counterparty. Dealer hereby authorizes Counterparty and Grantor, as applicable, upon such termination to terminate any financing statements filed in connection with any security interest granted hereunder, and agrees to take all actions reasonably necessary to terminate promptly such financing statements as directed by Counterparty or Grantor.

(k) In addition to the representations, warranties and covenants in Section 2(g) of the Master Confirmation, each of Counterparty and Grantor hereby represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction, that:

(A)    Each of Counterparty and Grantor (1) owns and at all times prior to the release of the Collateral pledged by it pursuant to the terms of Annex A hereto, will own such Collateral free and clear of (x) all Liens (other than the Security Interests and any Permitted Liens); (y) Transfer Restrictions and (z) Restrictive Conditions of the type described in clause (i) of the definition thereof or, to Counterparty and Grantor’s actual knowledge, of the type set out in clause (ii) of the definition thereof, and (2) is not a party to any agreement, other than Annex A hereto, the Margin Loan Agreement and any other Margin Loan Documentation that (x) restricts in any manner the rights of any future owner of the Collateral with respect thereto or (y) provides any Person other than Counterparty, Grantor, Dealer or any securities intermediary through which any Collateral is held (but, in the case of any such securities intermediary, only with respect to Collateral held through it) with control with respect to any Collateral pledged by it hereunder.

(B)    Each of Counterparty and Grantor has full power and authority to grant to Dealer the security interest in the Collateral pursuant hereto. The security interest in the Collateral granted hereunder is a valid and binding security interest in the Collateral subject to no other Liens other than Permitted Liens.

(C)    No consent, approval, authorization, or other action by, and no giving of notice to or filing with any Governmental Authority is required for the pledge by either Counterparty or Grantor of the Collateral hereunder or for the execution, delivery and performance of the Agreement by Counterparty or Grantor, or for the exercise by Dealer of the voting or other rights provided for in the Agreement or for the remedies in respect of the Collateral pursuant to the Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(D)    All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements at any time pledged hereunder are held through a securities intermediary whose securities intermediary’s jurisdiction (within such meaning) is located in the United States.

(E)    Neither Counterparty nor Grantor has sold or otherwise disposed of, or granted any option with respect to, any of the Collateral pledged by it hereunder (other than pursuant to the Margin Loan Documentation or any Transaction under the Agreement).

(F)    Each of Counterparty and Grantor is organized as a corporation in the State of Delaware and its respective name is as it appears on the signature page of the Master Confirmation.

(l)    Intercreditor Agreement.

(i)    On or prior to the execution of the first Supplemental Confirmation under the Master Confirmation, the parties agree to take such actions as may be required to cause Dealer to enter into the Intercreditor Agreement as a second priority secured party. In addition, the parties agree to execute and deliver a Designated Permitted Forward Sale Notice (as defined in the Intercreditor Agreement) on the date they enter into any Supplemental Confirmation or modify any Supplemental Confirmation to increase the Number of Shares thereunder.

(ii)     Notwithstanding anything in this Annex A to the contrary, all provisions of this Annex A are subject in all respects to the Intercreditor Agreement. Dealer agrees that, in the Settlement Notice (as

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defined in the Intercreditor Agreement) for the settlement of the last Transaction under this Master Confirmation, it will include, pursuant to Section 2.05(b) of the Intercreditor Agreement, provisions to the effect that, upon the delivery of the Number of Forward Shares (as defined in the Intercreditor Agreement) in respect of such Transaction to the Second Priority Secured Party Account (as defined in such Settlement Notice) in respect of such settlement, the Liens on the Shared Collateral (as defined in the Intercreditor Agreement) shall be released, the Master Confirmation and any Supplemental Confirmation referred to therein shall cease to be “Designated Permitted Forward Sales” and “Second Lien Documents”, the obligations thereunder will cease to be “Second Lien Obligations” and Dealer shall cease to be a “Second Priority Secured Party,” in each case under, and as defined in, the Intercreditor Agreement.

(m)    Prior to the execution of a Transaction under the Agreement, Dealer (or counsel to Dealer on its behalf) shall provide confirmation to Counterparty and Grantor that it is not a Prohibited Transferee (as defined in the Stockholders Agreement), in a form reasonably acceptable to Dealer, Counterparty and Grantor.

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